Exhibit 99.1

FOR IMMEDIATE RELEASE Benefitfocus, Inc. 843.284.1052 ext. 6846 pr@benefitfocus.com

Investor Relations:

ICR for Benefitfocus, Inc.

Brian Denyeau

646-277-1251

brian.denyeau@icrinc.com

Benefitfocus Appoints Lanham Napier to its Board of Directors

Charleston, S.C. – SEPTEMBER 22, 2014 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits software solutions, today announced the appointment of independent director A. Lanham Napier to its Board of Directors.

Lanham was formerly the Chief Executive Officer of Rackspace Hosting, Inc. (NYSE: RAX), the leading managed cloud company. At various times during his 14 years at Rackspace, he also served in other capacities at the company, including as its President, Chief Financial Officer, and member of its board of directors. Prior to that, Lanham was an analyst of Merrill Lynch & Co. He holds a B.A. in Economics from Rice University and an M.B.A. from Harvard University.

“We are very excited Lanham is joining our Board of Directors. With his many years of senior management and financial experience, particularly in the IT space, we look forward to his contributions to Benefitfocus,” said Mason R. Holland, Jr., Executive Chairman of the Board.

Lanham was appointed to serve on the Benefitfocus Board’s Compensation Committee, along with directors Stephen M. Swad (Chair), Douglas A. Dennerline, Ann H. Lamont, and Francis J. Pelzer V. He also was appointed to serve on the Nominating and Corporate Governance Committee, along with directors Ann H. Lamont (Chair), Douglas A. Dennerline, and Mason R. Holland, Jr.

About Benefitfocus

Benefitfocus, Inc. (NASDAQ: BNFT) is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers. Benefitfocus has served more than 23 million consumers on its platform that consists of an integrated portfolio of products and services enabling clients to more efficiently shop, enroll, manage and exchange benefits information. With a user-friendly interface and consumer-centric design, the Benefitfocus Platform provides one place for consumers to access all their benefits. Benefitfocus solutions support the administration of all types of benefits including core medical, dental and other voluntary benefits plans as well as wellness programs. For more information, visit www.benefitfocus.com.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit and retain qualified personnel; reliance on key personnel; the need to innovate and provide useful products and services; changes in government regulations; the immature and volatile nature of the market for our products and services and other factors that could impact our anticipated growth; management of growth; fluctuations in our financial results; general economic risks; our ability to compete effectively; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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